EXHIBIT 10.6

FORM OF OPTION AGREEMENT

LIN TV CORP.
NONQUALIFIED STOCK OPTION LETTER AGREEMENT

TO: Employee

You have been selected by LIN TV Corp. (the “Company”) to receive nonqualified options under the Company’s Amended and Restated 2002 Stock Plan (the “Plan”) to purchase                      shares of the Company’s Class A common stock, $.01 par value per share (the “Common Stock”). The exercise price per share of these options is $13.855. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

The terms of the options are as set forth in the Plan and in this Letter Agreement. The most important of the terms set forth in the Plan are summarized as follows:

Term: The term of the options is ten years from date of grant (the “Final Exercise Date”), unless sooner terminated.

Payment for Shares: The options may be exercised by the delivery of written notice of exercise accompanied by:

1.	Cash, personal check (unless, at the time of exercise, the Committee determines otherwise), bank-certified check or cashier’s check;

2.	Unless the Committee, in its sole discretion, determines otherwise, shares of the Company’s capital stock held by you for a period of at least six months having a fair market value at the time of exercise, as determined in good faith by the Committee, equal to the exercise price; or

3.	While the stock is publicly traded, unless the Committee in its sole discretion determines otherwise, through a “cashless exercise” arranged by a broker designated by the Committee.

Withholding Taxes: As a condition to the exercise of the options, you shall make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company shall have the right to retain without notice sufficient shares of stock to satisfy the withholding obligation.

Termination: In the event of your termination of employment, all unvested options will immediately be cancelled. You will have the following period of time after such termination of employment to exercise your vested options (any vested options not exercised by such applicable date will then be cancelled):

•	Voluntary termination: 60 days

•	Disability (as defined in the Plan) or death: 365 days

•	Termination for Cause: Immediate forfeiture as of the date of termination

The 60 or 365-day periods referred to above shall not extend beyond the Final Exercise Date.

Vesting: Unless accelerated in accordance with the Plan, the options shall vest and become exercisable according to the following schedule:

Date on and After Which	Portion of Total Option
Option is Exercisable	That Becomes Exercisable
July 1, 2006	25%
July 1, 2007	25%
July 1, 2008	25%
July 1, 2009	25%

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares of Common Stock for which it is vested until the earlier of the Final Exercise Date or the termination of the option as described under the heading “Termination” above.

Provisions of the Plan: This option is subject to the provisions of the Plan, a copy of which is furnished to you with this Letter Agreement.

Change of Control: In the event of a Change of Control, the Plan’s Committee may declare that any or all non-vested options will be immediately exercisable or accelerated to a faster vesting schedule.

Arbitration: As a condition of the Company’s grant of options to you, you agree that all disputes between you and the Company shall be resolved by final and binding arbitration in accordance with the provisions of this section. This agreement to arbitrate shall remain in effect after termination of this Agreement with respect to any disputes arising out of events occurring during the term hereof or arising out of or relating to this Agreement, or disputes arising out of or relating to your employment or termination thereof. A party intending to assert a claim must serve, by hand delivery or a form of mail that requires a signed return receipt, a written demand for arbitration on the other party. The demand, if against the Company, must be served on a Vice President or higher-level officer of the Company. The demand must describe the basis of the claim with reasonable specificity and the remedy requested. The demand must be received by the person served within the time limitation set forth below. The arbitration shall be conducted in accordance with the then-prevailing Employment Dispute Resolution Rules of the American Arbitration Association. The situs of the arbitration shall be Providence, Rhode Island. Notwithstanding the foregoing, the following discovery limitations shall apply to the arbitration proceeding: each party may take the deposition of one individual only and any expert witness designated by the other party; both parties shall have the right to subpoena witnesses and documents, but additional discovery may be had only if the arbitrator so orders after determining there is a substantial need for the information. Notwithstanding any longer statutes of limitation provided by law, no claim of any nature whatsoever may be brought by either party against the other, in arbitration or otherwise, unless a written demand for arbitration is served on the other party within thirty (30) days after the claim accrued; i.e., within thirty (30) days from the date on which the act or event (or failure to act) on which the claim is based occurred. The arbitrator shall be authorized to award such relief as is available under the applicable state or federal law on which the claim is based.

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LIN Television Corporation
Nonqualified Stock Option Letter Agreement

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Acknowledged and accepted:

Signature:

Print Name:	Employee

Station:

Social Security #:

Home Address:

E-mail Address:

Approved:

Gary R. Chapman
Chairman, President & CEO

Option Summary

Options granted		#
Date of Grant		July 1, 2005
Vesting Schedule		4 years, 25% per year
Exercise Price		$13.855